Exhibit 99

Contacts:

Pelican Financial, Inc. - Howard Nathan, CFO - 734 662-9733

Marcotte Financial Relations - Mike Marcotte - 248 656-3873

Pelican Financial, Inc. Reports
Record Q3, 9-month Results	For Immediate Release

ANN ARBOR, Mich., Oct. 29, 2003 — Pelican Financial, Inc. (AMEX: PFI), the holding company for Washtenaw Mortgage Company and Pelican National Bank, posted record results for the third quarter and nine months ended September 30, 2003, Charles C. Huffman, President and CEO, announced today.

Third-quarter results  The Corporation recorded net income of $3,374,096, or $0.75 per share, a sharp turn-around from the year-earlier net loss of $504,017, or $0.11 per share

Washtenaw Mortgage Company recorded its best quarter, with net income rising to $3,834,346, from a year-earlier net loss of $948,123. The results for Q3 2003 include an accounting credit of $2,416,090, equivalent to $0.54 per share, and the Q3-2002 results include an accounting charge of $5,009,077, equivalent to $1.12 per share, for mortgage-servicing-rights adjustments and a credit of $413,449 for the cumulative effect of a change in accounting principle. Mortgage volume for Q3-2003 was $1.0 billion, compared with mortgage volume of $598.0 million  for Q3 2002.

Pelican National Bank posted noticeably lower results from margin compression, higher operating expenses, and a rise in the quarter’s loan-loss provision. The net loss for the quarter was $246,376, compared with net income of $513,935 for the third quarter of 2002. The loan-loss provision, which was increased due to deterioration in collateral value of nonperforming loans, now stands at 1.11%.

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Pelican Financial, Inc.

Q3/9-month 2003 results

Nine-month results  PFI, Inc.’s results for the nine months ended September 30, 2003 were positive, as well, with exceptionally strong performance at the mortgage company offsetting lower results of the Bank. Net income jumped 460% to $9,562,245, or $2.13 per share, from $1,706,955, or $0.38 per share a year ago.  The improvement came from a 22% increase in net interest income and a 96% jump in noninterest income. The results include loan-servicing-rights-impairment charges of $2,219,089, equal to $0.50 per share, for the current year, and $7,890,600, or $1.77 share, for the first nine months of 2002.

Washtenaw Mortgage ended the nine months on very positive footing. Net income rose to $9,898,960 from $583,636 for the first three quarters of 2002.  Mortgage volume totaled $3.2 billion, compared with $1.8 billion a year ago.

Pelican National Bank posted net income of $311,061, off from year-earlier net income of $1,411,317. As noted, the decline reflects margin compression, higher operating expenses from staff additions in connection with the opening two new branches, and a higher loan-loss provision.

Pelican National Bank closed the quarter with a larger balance sheet. Assets stood at $205,257,162, up from $186,687,958 at the start of the year and $183,778,595 a year ago. Loans outstanding totaled $109,234,775, compared with $105,144,284 at December 31, 2002, and $104,697,009 the year before. Deposits, likewise, increased to $172,762,694, from $153,851,714 at yearend-2002, and $150,747,752 at September 30, 2002.

Charles C. Huffman, President and CEO said, “Overall, our results were outstanding, especially given the soft loan demand and margin pressure at Pelican National Bank and weakening of mortgage-refinancing demand at Washtenaw Mortgage Company.

“We saw healthy growth in both loans and core deposits at our Bank subsidiary. The Bank launched a very successful money-market promotion to build core deposits.  The bank has acquired two new branch sites that will open in the first half of 2004.

“At the mortgage subsidiary, the servicing portfolio has shown strong growth to $2.7 billion.  The mortgage company carries the related mortgage- servicing-rights asset at a value of 89 basis points or a multiple of 2.97 of the weighted-average service fee.

“Mortgage production surpassed  $1 billion for the second consecutive quarter.  Loan production peaked in July at over $500 million, as the mortgage subsidiary reaped rewards from having leveraged its technology and strengthened its infrastructure.  Additionally, retail loan production has reached $100 million year to date, including $28 million for the quarter.

“In anticipation of the rise in interest rates, we have developed new loan products, including interest only loans and second mortgage loan products.  We are hopeful that we will receive final regulatory approval to separate the mortgage subsidiary from the bank holding company and establish two new publicly traded companies.”

In July 2003, Pelican Financial, Inc. announced that it was seeking regulatory approval to spin-off Washtenaw Mortgage Company from Pelican Financial, Inc. and establish two separate publicly traded entities with shareholders receiving identical holdings in each corporation.

Pelican Financial, Inc. is the holding company for Washtenaw Mortgage Company, headquartered in Ann Arbor, Michigan, and Pelican National Bank of Naples, Florida. Founded in 1981, Washtenaw Mortgage Company is a leading wholesale mortgage banker operating in more than 40 states. Pelican National Bank, founded in 1997, is a full service community bank with branches in Naples, Fort Myers, Bonita Springs, and San Carlos, Florida.

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are included in the Corporation’s filings with the Securities and Exchange Commission, available free via EDGAR. The Company assumes no responsibility to update or clarify forward-looking statements.

(financial schedules follow)

PELICAN FINANCIAL, INC.

Consolidated Balance Sheets

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents
Cash and demand deposits due from banks	$3,460,900	$10,410,554
Interest-bearing deposits	81,875,401	33,005,000
Federal funds sold	2,356,162	13,946,381
Total cash and cash equivalents	87,692,463	57,361,935
Accounts receivable, net	5,720,588	7,962,115
Securities available for sale	4,704,661	2,560,305
Federal Reserve & Federal Home Loan Bank Stock	1,230,000	1,330,000
Loans held for sale	144,575,261	192,488,348
Loans receivable, net	109,868,942	104,533,053
Mortgage servicing rights, net	22,720,128	13,799,691
Other real estate owned	1,575,367	1,293,148
Premises and equipment, net	2,802,242	2,410,902
Other assets	2,043,346	1,958,466

	$382,932,998	$385,697,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$78,618,523	$87,304,821
Interest-bearing	91,129,097	66,428,958
Total deposits	169,747,620	153,733,779
Due to bank	21,412,516	34,849,016
Notes payable	52,124,144	43,866,403
Repurchase agreements	56,734,911	82,987,994
Federal Home Loan Bank borrowings	18,000,000	18,000,000
Other liabilities	24,936,882	20,430,113
Total liabilities	342,956,073	353,867,305

Shareholders’ equity
Preferred stock, 200,000 shares authorized; none outstanding Common stock, $.01 par value 10,000,000 shares authorized; 4,470,241 and 4,440,241 outstanding at September 30, 2003 and December 31, 2002, respectively	44,702	44,402
Additional paid in capital	15,453,939	15,345,573
Retained earnings	24,654,633	16,426,842
Accumulated other comprehensive income net of tax	(176,349)	13,841
Total shareholders’ equity	39,976,925	31,830,658

	$382,932,998	$385,697,963

PELICAN FINANCIAL, INC.

Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Interest income
Loans, including fees	$5,917,794	$4,872,986	$17,498,023	$15,249,280
Investment securities	80,333	85,206	284,594	377,446
Federal funds sold and overnight accounts	152,285	112,174	397,302	231,677
Total interest income	6,150,412	5,070,366	18,179,919	15,858,403

Interest expense
Deposits	574,782	845,392	1,707,516	2,587,961
Other borrowings	1,999,287	1,485,750	5,652,430	4,421,523
Total interest expense	2,574,069	2,331,142	7,359,946	7,009,484

Net interest income	3,576,343	2,739,224	10,819,973	8,848,919

Provision for loan losses	518,000	40,000	888,000	270,000

Net interest income after provision for loan losses	3,058,343	2,699,224	9,931,973	8,578,919

Noninterest income
Gain on sales of securities	—	22,698	129,360	72,768
Service charges on deposit accounts	40,950	38,602	141,159	110,724
Servicing income	1,861,858	1,621,425	5,305,973	4,541,042
Gain on sales of mortgage servicing rights and loans, net	11,702,010	5,680,457	38,252,995	17,473,914
Other income	196,952	310,470	711,057	530,092
Total noninterest income	13,801,770	7,673,652	44,540,544	22,728,540

Noninterest expense
Compensation and employee benefits	7,653,937	3,236,691	21,329,877	11,249,231
Occupancy and equipment	673,633	550,028	1,989,264	1,375,014
Telephone	185,030	138,210	518,898	427,390
Postage	188,470	155,159	593,337	434,920
Amortization of mortgage servicing rights	1,705,940	1,137,893	4,355,425	3,264,755
Mortgage servicing rights valuation adjustment	(2,416,090)	5,009,077	2,219,089	7,890,600
Other noninterest expense	3,768,860	1,494,938	8,950,858	4,652,073
Total noninterest expense	11,759,780	11,721,996	39,956,748	29,293,983

Income (loss) before income taxes and cumulative effect of change in accounting principle	5,100,333	(1,349,120)	14,515,769	2,013,476

Provision for income taxes	1,726,237	(431,654)	4,953,524	719,970

Income (loss) before cumulative effect of change in accounting principle	3,374,096	(917,466)	9,562,245	1,293,506

Cumulative effect of change in accounting principle, net of tax	—	413,449	—	413,449

Net income (loss)	$3,374,096	$(504,017)	$9,562,245	$1,706,955

Basic earnings (loss) per share before cumulative effect of change in accounting principle	$0.76	$(0.20)	$2.15	$0.29
Per share cumulative effect of change in accounting principle	—	0.09	—	0.090.09

Basic earnings (loss) per share	$0.76	$(0.11)	$2.15	$0.38

Diluted earnings (loss) per share before cumulative effect of change in accounting principle	$0.75	$(0.20)	$2.13	$0.29
Per share cumulative effect of change in accounting principle	—	0.09	—	0.09
Diluted earnings (loss) per share	$0.75	$(0.11)	$2.13	$0.38

Comprehensive income (loss)	$3,175,389	$(510,974)	$9,372,055	$1,721,865